Exhibit 3.1

Wyoming Secretary of State Herschler Bldg East, Ste.100 & 101 Cheyenne, WY 82002-0020 Ph. 307-777-7311	For Office Use Only WY Secretary of State FILED: Jan 31 2023 12:19PM Original ID: 2023-001216641

Profit Corporation

Articles of Incorporation

I.	The name of the profit corporation is:

Autonomous Solutions, Inc.

II.	The name and physical address of the registered agent of the profit corporation is:

Capital Administrations LLC

1712 Pioneer Ave Ste 115

Cheyenne, WY 82001

III.	The mailing address of the profit corporation is:

1712 Pioneer Ave Ste 123

Cheyenne, WY 82001

IV.	The principal office address of the profit corporation is:

1712 Pioneer Ave Ste 123

Cheyenne, WY 82001

V.	The number, par value, and class of shares the profit corporation will have the authority to issue are:

Number of Common Shares: 100,000,000	Common Par Value:	$0.0000
Number of Preferred Shares: 0	Preferred Par Value:	$0.0000

VI.	The name and address of each incorporator is as follows:

Capital Administrations, LLC

1712 Pioneer Ave Ste 115, Cheyenne, WY 82001

VII.	Additional Article:

All, or a portion of, the shares of the Corporation may be represented by the shares certificates in the form of certificate tokens. The electronic message, command or transaction that transmits the certificate tokens the data address to which a certificate token was issued shall be authorized at the time of issuance by one (1) or more messages, commands, or transactions signed with the network signature of two (2) officers designated in the Bylaws or by the Board of Directors of the Corporation.

VIII.	Additional Article:

The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

IX.	Additional Article:

The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of the Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

X.	Additional Article:

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

Signature:	Jasmine James	Date: 01/31/2023
Print Name:	Jasmine James
Title:	Incorporator
Email:	tax@wyomingcompany.com
Daytime Phone #:	(307) 632-3333

Wyoming Secretary of State Herschler Bldg East, Ste.100 & 101 Cheyenne, WY 82002-0020 Ph. 307-777-7311

☑	I am the person whose signature appears on the filing; that I am authorized to file these documents on behalf of the business entity to which they pertain; and that the information I am submitting is true and correct to the best of my knowledge.

☑	I am filing in accordance with the provisions of the Wyoming Business Corporation Act, (W.S. 17-16-101 through 17- 16-1804) and Registered Offices and Agents Act (W.S. 17-28-101 through 17-28-111).

☑	I understand that the information submitted electronically by me will be used to generate Articles of Incorporation that will be filed with the Wyoming Secretary of State.

☑	I intend and agree that the electronic submission of the information set forth herein constitutes my signature for this filing.

☑	I have conducted the appropriate name searches to ensure compliance with W.S. 17-16-401.

☑	I affirm, under penalty of perjury, that I have received actual, express permission from each of the following incorporators to add them to this business filing: Capital Administrations, LLC

☑	I consent on behalf of the business entity to accept electronic service of process at the email address provided with Article IV, Principal Office Address, under the circumstances specified in W.S. 17-28-104(e).

Notice Regarding False Filings: Filing a false document could result in criminal penalty and prosecution pursuant to W.S. 6-5-308.

W.S.	6-5-308. Penalty for filing false document.
(a)

A person commits a felony punishable by imprisonment for not more than two (2) years, a fine of not more than two thousand dollars ($2,000.00), or both, if he files with the secretary of state and willfully or knowingly:

(i)	Falsifies, conceals or covers up by any trick, scheme or device a material fact;
(ii)	Makes any materially false, fictitious or fraudulent statement or representation; or
(iii)	Makes or uses any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry.

☑	I acknowledge having read W.S. 6-5-308.

Filer is:	☐ An Individual	☑	An Organization

The Wyoming Secretary of State requires a natural person to sign on behalf of a business entity acting as an incorporator, organizer, or partner. The following individual is signing on behalf of all Organizers, Incorporators, or Partners.

Filer Information:

By submitting this form I agree and accept this electronic filing as legal submission of my Articles of Incorporation.

Signature:	Jasmine James	Date: 01/31/2023
Print Name:	Jasmine James
Title:	Incorporator
Email:	tax@wyomingcompany.com
Daytime Phone #:	(307) 632-3333

Wyoming Secretary of State Herschler Bldg East, Ste.100 & 101 Cheyenne, WY 82002-0020 Ph. 307-777-7311

Consent to Appointment by Registered Agent

Capital Administrations LLC, whose registered office is located at 1712 Pioneer Ave Ste 115, Cheyenne, WY 82001, voluntarily consented to serve as the registered agent for Autonomous Solutions, Inc. and has certified they are in compliance with the requirements of W.S. 17-28-101 through W.S. 17-28-111.

I have obtained a signed and dated statement by the registered agent in which they voluntarily consent to appointment for this entity.

Signature:	Jasmine James	Date: 01/31/2023
Print Name:	Jasmine James
Title:	Incorporator
Email:	tax@wyomingcompany.com
Daytime Phone #:	(307) 632-3333

STATE OF WYOMING

Office of the Secretary of State

I, CHUCK GRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

Autonomous Solutions, Inc.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 31st day of January, 2023 at 12:19 PM.

Remainder intentionally left blank.

Secretary of State
Filed Online By: Jasmine James on 01/31/2023
Filed Date: 01/31/2023